Exhibit 99.1

FOR IMMEDIATE RELEASE
April 22, 2010

WESTAMERICA BANCORPORATION DECLARES
QUARTERLY CASH DIVIDEND

San Rafael, CA: The Board of Directors of Westamerica Bancorporation (NASDAQ: WABC) today declared a quarterly cash dividend of $0.36 per share on common stock outstanding to shareholders of record at the close of business on May 3, 2010. The dividend is payable May 14, 2010.

Chairman, President and CEO David Payne stated, “This dividend recognizes Westamerica’s healthy level of capital, stable asset quality and strong operating earnings.”

On April 13, 2010, Westamerica reported $24 million in net income for the three months ended March 31, 2010, or $0.80 diluted earnings per common share.

Westamerica Bancorporation, through its wholly owned subsidiary, Westamerica Bank, operates banking and trust offices throughout Northern and Central California.

Westamerica Bancorporation Web Address: www.westamerica.com

For additional information contact:

Westamerica Bancorporation
Robert A. Thorson — SVP & Chief Financial Officer

707-863-6840

FORWARD-LOOKING INFORMATION:
This press release contains forward-looking statements about Westamerica Bancorporation for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “projected”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements are based on Management’s current knowledge and belief and include information concerning the Company’s possible or assumed future financial condition and results of operations. A number of factors, some of which are beyond the Company’s ability to predict or control, could cause future results to differ materially from those contemplated. The Company’s most recent annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission describe some of these factors. These factors include but are not limited to (1) the length and severity of current difficulties in the national and California economies and the effects of federal and state government efforts to address those difficulties; (2) liquidity levels in capital markets; (3) fluctuations in asset prices including, but not limited to, stocks, bonds, real estate, and commodities; (4) the effect of acquisitions and integration of acquired businesses; (5) economic uncertainty created by terrorist threats and attacks on the United States, the actions taken in response, and the uncertain effect of these events on the national and regional economies; (6) changes in the interest rate environment; (7) changes in the regulatory environment; (8) competitive pressure in the banking industry; (9) operational risks including data processing system failures or fraud; (10) volatility of rate sensitive loans, deposits and investments; (11) asset/liability management risks and liquidity risks; and (12) changes in the securities markets. The Company undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

Forward-looking statements speak only as of the date they are made.

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